EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS FOURTH QUARTER & YEAR END 2013 RESULTS

Company Confirms Strategic Goals of Maximizing Shareholder Value,
Expense Control and Returning Excess Cash to Shareholders

Chapel Hill, N.C., March 5, 2014 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the fourth quarter and year ended December 31, 2013.

2013 and Recent Corporate Highlights

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In September 2013, POZEN and Sanofi US announced the signing of an exclusive license agreement for the commercialization of PA8140/PA32540. Under the terms of the agreement, Sanofi US will have exclusive rights to commercialize all PA combinations that contain 325 mg or less of enteric-coated aspirin in the United States. POZEN received an upfront payment of $15 million and will be eligible for pre-commercial milestone payments of up to $20 million and other future milestone payments and royalties on product sales. Sanofi US has responsibility for all sales, marketing, ongoing manufacturing and future development for the licensed PA products in the U.S.  POZEN retains responsibility for obtaining approval of the NDA, after which time POZEN will transfer the NDA to Sanofi US.

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In November 2013, AstraZeneca AB and Horizon Pharma USA, Inc. (NASDAQ: HZNP) announced that they entered into an agreement for Horizon to acquire the U.S. rights for VIMOVO® (naproxen / esomeprazole magnesium) delayed release tablets. Under the terms of the agreement, POZEN will continue to receive a 10% royalty on net sales of products sold in the United States, with guaranteed annual minimum royalty payments of $5 million in 2014, and $7.5 million each year thereafter, provided that the patents owned by POZEN which cover VIMOVO are in effect and no generic forms of VIMOVO are on the market. Also under the agreement, Horizon has assumed AstraZeneca’s right to lead the on-going Paragraph IV litigation for VIMOVO and will assume all patent-related defense costs relating to such litigation, including reimbursement for a specified amount of the cost of counsel retained by POZEN. AstraZeneca will continue to have rights to commercialize VIMOVO outside of the United States.

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The POZEN Board of Directors declared a special cash distribution of $1.75 per share to all stockholders of record as of the close of business on December 11, 2013, and payment was made on December 30, 2013.  This distribution represented a surplus of corporate cash and was treated as a return of capital to stockholders.

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Results from POZEN’s Phase 1 study, PA10040-101, demonstrated that PA10040, POZEN’s proprietary combination of aspirin (100 mg) and omeprazole (40 mg), had comparable bioavailability, and is bioequivalent to a European Union (E.U.) reference listed enteric-coated (EC) aspirin (100 mg).  The 100 mg dose of aspirin is most commonly used in Europe and in other ex-U.S. regions.

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Q4 2013 global net sales of VIMOVO by AstraZeneca, as defined under our agreement, were $25 million, up 36% vs. Q4 2012 and up 9% from Q3 2013. POZEN earned a royalty of $1.7 million in Q4 2013.  Total 2013 net sales of VIMOVO were $91 million, up 42% from 2012, and POZEN earned a royalty of $6.3 million, up 30% year on year.  We anticipate continued growth in VIMOVO sales and royalties this year.

Fourth Quarter Results

For the fourth quarter of 2013, POZEN reported total revenue of $4.7 million, resulting from $1.7 million VIMOVO royalty and $3.0 million from the amortization of the $15 million upfront fee for the licensing of PA. The upfront payment is being amortized over fifteen months starting in September 2013.  For the fourth quarter of 2012, the Company reported total revenue of $1.4 million of VIMOVO royalty.

Operating expenses for the fourth quarter of 2013 totaled $6.9 million, as compared to $7.5 million for the comparable period in 2012. The decrease in operating expenses in the fourth quarter of 2013 was primarily a result of lower development and pre-commercialization costs for PA.

The Company reported a net loss of $(2.2) million, or $(0.07) loss per share for the fourth quarter of 2013, compared to net loss of $(6.1) million, or $(0.20) per share on a diluted basis, for the fourth quarter of 2012.

Twelve Month Results

For the twelve months ended December 31, 2013, POZEN reported revenue of $10.3 million compared to $5.3 million in 2012, up 93% year over year. The 2013 revenue is comprised of $6.3 million royalty revenue from sales of VIMOVO and $4.0 million amortization of the PA upfront licensing fee. The 2012 revenue is primarily royalty revenue from sales of VIMOVO.

Operating expenses for the twelve months ended December 31, 2013 were $27.1 million compared to $30.9 million in the same period in 2012. The decrease in operating expenses was primarily a result of lower PA32540 development and pre-commercialization costs, partially offset by PA deal related costs and higher intellectual property litigation costs.

For the full year of 2013, the Company reported a net loss of $(16.7) million, or $(0.55) per share compared to net loss of $(25.3) million, or $(0.84) per share on a diluted basis, for the same period in 2012.

Balance Sheet

At December 31, 2013, cash and cash equivalents totaled $32.8 million, after payment of the $53.6 million distribution on December 30, 2013.

2014 Strategic Direction

The Company was pleased to return $1.75 per share of surplus corporate cash to shareholders in 2013.  For 2014, the Company’s areas of strategic focus are:  obtaining FDA approval for PA8140/PA32540; transitioning all licensed know-how relating to PA32540/PA8140 in the United States and fulfilling all contractual obligations to Sanofi US; completing study PA10040-102, an additional Phase 1 pharmacodynamics study; preparing the regulatory filing document for PA product candidates in the European Union; finding partners for the PA asset in ex-U.S. territories; and controlling expenses.  As part of controlling expenses, we have reduced our R&D staff and other costs and in the future will continue to reduce staff not required to support our ongoing business activities.  Our board of directors and management team continue to explore potential ways to return value to our shareholders, including future cash distributions when we accumulate surplus cash as a result of receiving milestones and royalties from our commercial partners.

Fourth Quarter Results Webcast

POZEN will host a webcast to present fourth quarter and year end 2013 results and management’s outlook on Wednesday, March 5, 2014 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a small pharmaceutical company that specializes in developing novel therapeutics for unmet medical needs and licensing those products to other pharmaceutical companies for commercialization. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestones/royalty streams, POZEN has created a portfolio of cost-effective, evidence-based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunities for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN has created a portfolio of investigational integrated aspirin therapies - the PA product platform. The products in the PA portfolio are being developed with the goal of significantly reducing GI ulcers and other GI complications compared to taking enteric-coated or plain aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around a pH-sensitive coating of an aspirin core. This novel, patented product is intended for oral administration once a day and an indication is being sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.

Proposed PA8140/PA32540 Indications and Usage (Pending FDA Review and Approval)

PA8140/PA32540 Tablets contain 81 mg or 325 mg delayed release aspirin and 40 mg immediate-release omeprazole and are indicated for patients who require aspirin (1) to reduce the combined risk of death and nonfatal stroke in patients who have had ischemic stroke or transient ischemia of the brain due to fibrin platelet emboli, (2) to reduce the combined risk of death and nonfatal MI in patients with a previous MI or unstable angina pectoris, (3) to reduce the combined risk of MI and sudden death in patients with chronic stable angina pectoris, (4) in patients who have undergone revascularization procedures (CABG, PTCA) when there is a pre-existing condition for which aspirin is already indicated, and to decrease the risk of developing gastric ulcers in patients at risk for developing aspirin-associated gastric ulcers.

Controlled studies with PA8140/PA32540 Tablets do not extend beyond 6 months.

About VIMOVO

VIMOVO® (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results, our ability to return value to our stockholders, including any cash distributions, and our future prospects could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to further license our PA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates for all expected indications, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca and Horizon for the sales and marketing of VIMOVO®, our dependence on Sanofi US for the sales and marketing of PA8140/PA32540 in the United States, if approved, and our dependence on Patheon for the manufacture of PA8140/PA32540; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2013. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue:
Royalty revenue	$1,673,000	$1,352,000	$6,322,000	$4,849,000
Licensing revenue	3,000,000	—	4,000,000	500,000
Total revenue	4,673,000	1,352,000	10,322,000	5,349,000
Operating expenses:
Selling, general and administrative	4,631,232	4,861,339	17,160,810	19,024,164
Research and development	2,238,076	2,631,591	9,945,049	11,866,554
Total operating expenses	6,869,308	7,492,930	27,105,859	30,890,718
Other income:
Interest and other income, net	21,129	52,097	75,560	258,697
(Loss) net income attributable to common stockholders	$(2,175,179)	$(6,088,833)	$(16,708,299)	$(25,283,021)

Basic net (loss) income per common share	$(0.07)	$(0.20)	$(0.55)	$(0.84)

Shares used in computing basic net (loss) income per common share	30,582,255	30,310,446	30,449,721	30,091,985

Diluted net (loss) income per common share	$(0.07)	$(0.20)	$(0.55)	$(0.84)

Shares used in computing diluted net (loss) income per common share	30,582,255	30,310,446	30,449,721	30,091,985

POZEN Inc.
Balance Sheets
(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$32,827,732	$68,416,308
Short-term investments	―	18,898,136
Accounts receivable	1,673,000	1,352,000
Prepaid expenses and other current assets	794,665	858,423
Total current assets	35,295,397	89,524,867
Equipment, net of accumulated depreciation	38,979	71,945
Total assets	$35,334,376	$89,596,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,500,671	$1,231,761
Accrued compensation	3,132,468	2,574,334
Accrued expenses	1,655,212	1,456,055
Deferred revenue	11,257,300	257,300
Total current liabilities	17,545,651	5,519,450

Total stockholders’ equity	17,788,725	84,077,362
Total liabilities and stockholders’ equity	$35,334,376	$89,596,812

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